Filed Pursuant to Rule 424(b)(3)

                Registration No. 333-134816

PROSPECTUS

ISONICS CORPORATION

8,735,785 Shares of Common Stock
Offered for Resale by Selling Shareholders

This Prospectus relates to the sale to the public of shares of common stock of Isonics Corporation, a California corporation (“Isonics” or “We”), which are being offered and sold by the selling shareholders named on page 21 below, collectively referred to herein as the “Selling Shareholders.”  See “Note To Cover Page” on the next page.

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “ISON.” On November 8, 2006, our common stock’s last reported sale price on the Nasdaq Capital Market was $0.63 per share.

The Selling Shareholders have advised us that none of them has made any commitments with respect to the sale of the shares, but that they may sell the shares from time-to-time on the Nasdaq Capital Market, in the over-the-counter market outside of Nasdaq, or in negotiated transactions other than the Nasdaq Capital Market or the over-the-counter market, in each case through licensed broker-dealers or otherwise.  Any of these sales may involve block transactions.  The Selling Shareholders have advised us that any of them may sell the shares at market prices at the time of sale, at prices discounted from or related to prevailing market prices at the time of sale, or at other negotiated prices.

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss.  See “Risk Factors” Beginning on Page 8.  We have not authorized anyone to give information or to make any representation other than as contained in this prospectus in connection with the offering described herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 20, 2006

You should rely only on the information contained in this prospectus or any accompanying supplemental prospectus and the information specifically incorporated by reference.  We have not authorized anyone to provide you with different information or make any additional representations.  This is not an offer of these securities in any state or other jurisdiction where the offer in not permitted.  You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each such document.

Note to Cover Page:

The shares being offered by the Selling Shareholders include:

560,000

Shares of restricted common stock issued in May 2006 to Cornell Capital Partners, L.P. (“Cornell”) as consideration for services rendered in connection with the purchase of the 6% Convertible Debentures (“the 6% Debentures”).

100,000	Shares of restricted common stock issued in May 2006 to Roadrunner Capital Group, LLC (“Roadrunner”), as consideration for assistance in the issuance of the 6% Debentures.
2,000,000	Shares issuable upon the exercise of common stock warrants at $1.25 per share through May 29, 2009.
6,075,785	Shares issuable upon conversion of a portion of the principal balance of the 6% Debentures.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being offered by the Selling Shareholders, as well as our financial statements and notes to those statements appearing in the documents incorporated by reference.

Isonics Corporation

We are an advanced materials and technology company focused on the development and provision of homeland security products and services, the manufacture and reclamation of silicon wafers and the manufacture of silicon-on-insulator (“SOI”) wafers to the semiconductor industry and the supply of isotopes for life sciences and health-care applications.  Our common stock is traded on the Nasdaq Capital Market under the symbol “ISON”.  The market for our stock has historically been characterized generally by broad price and volume volatility.  We cannot give any assurance that a stable trading market will develop for our stock or that the price of our common stock will appreciate.

In June 2006, we received our first notification from Nasdaq that we failed to meet certain listing requirements (including stockholders’ equity of at least $2.5 million or market value of listed securities of at least $35 million).  We became in compliance with this Nasdaq Marketplace Rule when we filed our annual report on Form 10-KSB on July 26, 2006.

In June 2006, we also received notification from Nasdaq that it believed that the terms of our transaction with Cornell permitted the issuance of shares of our common stock that would have equaled or exceeded 20% of the total number of shares then outstanding, in potential violation of Marketplace Rule 4350(i)(1)(D).  That effect was not the intention of either Isonics or Cornell and, after discussions with representatives of Nasdaq, we entered into a “Surrender and Reissuance Agreement” which resulted in certain changes to the 6% Debentures and the warrants issued to Cornell to satisfy Nasdaq’s concerns on the matter.  Subsequently Nasdaq advised us that the Surrender and Reissuance Agreement and the revised 6% Debentures and associated warrants satisfied their concerns.

Even though we have satisfied issues raised in the first two Nasdaq letters as described in the preceding paragraphs, we still have one Nasdaq issue of non-compliance remaining.  On July 10, 2006, we received a third letter from Nasdaq that advised us that the minimum bid price of our common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), Nasdaq provided us 180 calendar days (until January 8, 2007,) to regain compliance with the Rule (which consists of the bid price of our common stock closing at $1.00 per share or more for a minimum of 10 consecutive business days).  If we fail to obtain compliance, as long as we meet the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement, we will be granted an additional 180 calendar days to obtain compliance.  We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our Nasdaq Capital Market listing, or that if we do, a stable trading market will develop for our stock or our warrants.

As a result of the low market price for our common stock, our outstanding Class B Warrants and Class C Warrants (both of which expire on December 29, 2006) are no longer exercisable pursuant to the existing registration statement (SEC file no. 333-110032).  We intend to file a post-effective amendment to that registration statement in the future, but we can give no assurance that any such registration statement will be effective in time for the exercise of the Class B Warrants or the Class C Warrants prior to their expiration date, assuming (without assurance) that market conditions recover so that the warrants are economically exercisable.   We do not believe there is a current material accounting impact related to the current inability of the Class B and C Warrant holders to exercise their warrants because (a) our stock price was significantly below the respective warrant exercise prices at the time the holders of our Class B and C Warrants became unable to exercise their warrants pursuant to the aforementioned existing registration statement and (b) our stock price has remained significantly below the respective warrant exercise prices since that time, significantly limiting damages to the holders of the respective warrants.

During our 2006 fiscal year and subsequently, we raised over $9,900,000 (net of expenses and $4,100,000 of payments on our 8% Convertible Debentures (“8% Debentures”)) through the issuance of 6% Debentures, the exercise of stock options and the exercise of common stock warrants. In addition, the purchaser of our 6% Debentures had an obligation to purchase an additional $3,000,000 6% Debenture two days before the registration statement underlying the 6% Debentures is declared effective (which obligation the purchaser met on November 16, 2006).  As a result of the recent financing and the purchase of the additional $3,000,000 6% Debenture (resulting in net proceeds to us of $2,835,000), we believe we have enough cash to finance our anticipated operations and projected negative cash flow into our 2008 fiscal year.

The address of our principal executive offices and our telephone and facsimile numbers at that address are as set forth below.

We currently conduct some of our operations through five wholly owned-subsidiaries.  The following chart provides some information about those subsidiaries:

Name and Headquarters	Place of Formation	Ownership Percentage	Business

Isonics Homeland Security and Defense Corporation	Delaware, USA	100%

Isonics Homeland Security and Defense Corporation (“HSDC”) was formed in October 2004 and it coordinates our efforts in the homeland security market and is attempting to commercialize the detection technology that we acquired from the Institut fur Umwelttechnologien GmbH (“IUT”).

Senselt Corp.	Delaware, USA	90%

Our joint venture with Senselt Corp. was formed in October 2006 with the purpose of accelerating development and driving commercialization of next generation infrared imaging and night vision surveillance technology in connection with our development agreement with Lucent Technologies Inc.

Protection Plus Security Corporation	New York, USA	100% by HSDC	Protection Plus Security Corporation (“PPSC”) is a provider of advanced security and investigative services for leading businesses and institutions.

Isonics Vancouver, Inc.	Washington, USA	100%	Isonics Vancouver, Inc. (“IVI”) operates our 300-millimeter silicon test and reclaim and SOI plant in Vancouver, Washington

Chemotrade GmbH Dusseldorf, Germany	Germany	100%

Chemotrade GmbH (“Chemotrade”) was a value-added re-seller of stable and radioactive isotopes. It supplied radioactive isotopes for pharmaceutical and industrial research as well as for industrial and medical imaging, calibration sources and for cancer therapy (brachytherapy) applications. Additionally, Chemotrade supplied various stable isotope labeled compounds for pharmaceutical research and drug design, as well as oxygen-18 for use in producing a radioisotope used in positron emission tomography. Chemotrade’s market was primarily Europe, but sales were also made to North America and Asia. Effective December 31, 2005, we elected to close the Chemotrade office and consolidate its operation with ours in the United States.

The foregoing does not include our minority ownership in three companies:

•                  We have a 30% interest in IUT, an entity based in Berlin, Germany, which performs research and development, and manufacturing of radioisotopes.

•                  We have a 25% interest in Interpro Zinc, LLC, a Colorado entity that engages in the research and development for the recovery and recycling of zinc metal from various sources.  Interpro Zinc, LLC has suspended its operations due to a lack of funding and it is unclear as to if or when it will resume such operations.

•                  We have an approximate 9% interest in ISCON Video Imaging, Inc. (“ISCON”), a company that is attempting to develop patent-pending infrared imaging-based technologies for the non-invasive detection of objects hidden under clothing as well as technology for the determination of the chemical composition of such objects to identify explosives and drugs.

The Securities

Currently our common stock, Class B common stock warrants, and Class C common stock warrants are registered under the Securities Act of 1934, as amended and are quoted under the following symbols:

Common stock:	ISON
Class B warrants:	ISONL
Class C warrants:	ISONZ

As of November 8, 2006, there were 47,446,136 shares of our common stock, and no shares of any series of our preferred stock outstanding.  See “Description of Securities” commencing on page 25, of this Prospectus. Of these, 43,337,463 shares are owned by persons other than our officers, directors, or the selling shareholders named herein (Cornell Capital Partners, L.P., and Roadrunner Capital Group, LLC).  The 8,735,785 shares included in this prospectus on behalf of the Selling Shareholders constitutes 20.2% of the number of shares owned by by persons other than our officers, directors, or the selling shareholders named herein.

The Offering

The Selling Shareholders are offering up to 8,735,785 shares of restricted common stock or common stock underlying outstanding common stock warrants and the 6% Debentures. Of these, only 660,000 shares of restricted common stock have been issued to Cornell (560,000) and to Roadrunner (100,000); the balance remain issuable pursuant to the 6% Debentures and the warrants.  We have issued no shares in payment of principal or interest on, or in conversion of, the 6% Debentures or upon exercise of any warrants issued with the 6% Debentures.  If (notwithstanding the 4.99% share cap limitation discussed below) all of the shares being offered by the Selling Shareholders pursuant to this prospectus were issued upon conversion of the 6% Debentures or exercise of warrants (and no other shares had been issued), these shares would constitute approximately 14.5% of the total number of shares outstanding.

The Selling Shareholders will receive all of the proceeds from the offer and sale of the shares. We will receive proceeds to the extent any of the Selling Shareholders exercise warrants.

We will pay the costs related to the filing of the Registration Statement in which this Prospectus is included. The Selling Shareholders will pay their own expenses related to the offer and sale of the shares, including any underwriter discounts or commissions.

Documents Incorporated By Reference

The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  These documents provide a significant amount of information about us.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

•                  Our Annual Report on Form 10-KSB, as amended, for the fiscal year ended April 30, 2006 (originally filed July 26, 2006, and as amended on September 26, 2006)

•                  Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2006 (filed September 14, 2006)

•                  Our Current Reports on Form 8-K, as amended, reporting events of (filing date in parentheses):

May 1, 2006 (May 4, 2006)	May 19, 2006 (May 23, 2006)
May 31, 2006 (June 6, 2006) and amendment thereto dated June 21, 2006 (June 21, 2006)	Jun 13, 2006 (June 16, 2006)
June 26, 2006 (June 30, 2006)	Amendment to Form 8-K dated March 27, 2006 (July 14, 2006)
August 14, 2006 (August 18, 2006)	October 2, 2006 (October 5, 2006)
October 16, 2006 (October 19, 2006)	October 26, 2006 (November 1, 2006)
October 30, 2006 (October 31, 2006)	November 14, 2006 (November 17, 2006)

•                  Our Registration Statement on Form 8-A filed on August 20, 1997, registering our common stock and other securities registered under the Securities Act of 1934, as amended by Forms 8-A filed on March 10, 2000, May 30, 2000, May 11, 2001, May 14, 2001, August 1, 2001 and June 15, 2005.

You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:

Isonics Corporation

5906 McIntyre Street

Golden, CO 80403

Attn: Secretary

Telephone No.:  (303) 279-7900

Facsimile No.:  (303) 279-7300

Additionally, the documents are available electronically in the EDGAR database on the web site maintained by the SEC.  You can find this information at http://www.sec.gov. You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Note of Caution Regarding Forward-Looking Statements

In our effort to make the information in this prospectus more meaningful, this prospectus contains both historical and forward-looking statements.  All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases.  Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements.  You should review carefully all information, including the financial statements and the notes to the financial statements included in this prospectus.  In addition to the factors discussed under “Risk Factors,” the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus:

•                  demand for, and acceptance of, our products;

•                  lack of any significant revenues associated with our homeland security products;

•                  our continuing negative cash flow and operating losses related to all three of our operating divisions and overall corporate performance;

•                  our need for additional financing to achieve our business goals, which financing may not be available on reasonable terms;

•                  changes in development, distribution and supply relationships;

•                  the impact of competitive products and technologies;

•                  the risk of operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia;

•                  dependence on future product development;

•                  the possibility of future customer concentration;

•                  our dependence on key personnel;

•                  the volatility of our stock price and trading volume; and

•                  the impact of new technologies.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus.  Other unknown or unpredictable factors also could have material adverse effects on our future results.  The forward-looking statements in this prospectus are made only as of the date of this prospectus and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.  We cannot assure that projected results will be achieved.

RISK FACTORS

An investment in and ownership of our common stock, Class B or Class C Warrants, or any other of our convertible securities is one of high risk.  You should carefully consider the risks described below before deciding whether to exercise your warrants, or to invest in or continue to hold our common stock.  If any of the contingencies discussed in the following paragraphs or other materially adverse events actually occur, the business, financial condition and results of operations could be materially and adversely affected.  In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have historically had severe working capital shortages, even following significant financing transactions.

Although we raised capital totaling more than $32,900,000 (net of expenses) during the last two fiscal years and issued the 6% Debentures in the three months ended July 31, 2006, we have had working capital shortages in the past and our consolidated financial statements for the three months ended July 31, 2006, indicate that we have a working capital deficit of $(3,785,000).

We issued 6% Debentures aggregating $13,000,000 in May and June 2006, which netted approximately $8,170,000 in proceeds after expenses and $4,100,000 of payments related to our 8% Debentures. The purchaser purchased an additional $3,000,000 6% Debenture on November 16, 2006 (a net of $2,835,000 after payment of a commitment fee in the amount of $165,000 to Yorkville Advisors, LLC).

Based on the amount of capital we have remaining, our current negative cash flow from operations and investing activities, we anticipate that we may continue to incur a working capital deficit unless we are able to substantially increase our revenue or reduce our expenses thereby generating positive cash flow from operations and (ultimately) operating income.

As a result of our recent financing activities, we believe we have sufficient working capital to finance our anticipated operations and projected negative cash flow into our 2008 fiscal year.

Our ability to obtain further financing when necessary is limited and we may be delisted from the Nasdaq Capital Market.

We have historically financed our operating losses and cash flow deficits through private placements of our equity and debt securities.  Both of our outstanding 8% and 6% Debentures contain significant restrictions on our ability to raise any additional capital for so long as the convertible debentures are outstanding and ultimately, our ability to finance our operations will depend on our ability to generate revenues that exceed our expenses.  Although we believe we are on a path to that end, we cannot offer any assurance that we will be able to succeed in reaching that goal.

In addition, as described above in June and July 2006 we received three notifications from Nasdaq identifying listing deficiencies, which, if not cured timely, may result in our delisting from the Nasdaq Capital Market.  We have cured the deficiencies identified in two of those three notifications.  Nasdaq described the third deficiency as a failure to meet the minimum bid price requirements set forth in Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), Nasdaq provided us 180 calendar days (until January 8, 2007) to regain compliance with the Rule (which requires that the bid price of our common stock closing at $1.00 per share or more for a minimum of 10 consecutive business days).  If we fail to obtain compliance with the minimum bid price requirement but we meet the other Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), Nasdaq will grant us an additional 180 calendar days to obtain compliance.  We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our Nasdaq Capital Market listing, or that if we do, a stable trading market will develop for our stock or our warrants.

As of November 8, 2006, the market price for our common stock was $0.63 per share and as a result, if any of our convertible securities are converted or outstanding common stock warrants or stock options are exercised, it may be more difficult to achieve the necessary $1.00 price per share requirements due to additional shares of common stock being available in the market as well as the corresponding dilution to our investors caused by potentially issuing (based on existing variable rate conversion rights or repayment rights in our convertible debentures) the conversion shares at a conversion price below the then-current market price of our common stock.

Because our financing activities are dependent to a large extent on eventual liquidity for the investors, any such delisting, if it should occur, will make future financing activities significantly more difficult and may raise liquidity issues for current investors.

We have four business segments and, for the three months ended July 31, 2006, three of our four segments operated at a loss, in some cases significant losses.

For the three months ended July 31, 2006, and as reflected in the following table, our condensed consolidated financial statements show that three of our four operating segments have been operating at a loss (amounts in thousands):

	Three Months Ended
	July 31,
	2006	2005
Segment operating (loss) income:
Homeland security products	$(1,114)	$(502)
Security services	(274)	110
Semiconductor products and services	(199)	(2,054)
Life sciences	31	(149)
Reconciling amounts	(2,366)	(1,133)
Total	$(3,922)	$(3,728)

We expect that these losses (on a consolidated basis) will continue through the remainder of our 2007 fiscal year (albeit at significantly lower levels).  As described in the next risk factor, unless we are able to develop and sell new products profitably, we may be unable to remain competitive and it is likely that our losses and negative cash flow will continue.  Reconciling amounts include corporate expenses consisting primarily of payments to Lucent Technologies, Inc. (“Lucent”) under our development agreement, corporate salaries and benefits, professional and consulting fees, investor relations costs, warrant amendment expense, insurance and directors’ compensation.

Unless we are able to develop and sell new products profitably, we may be unable to remain competitive, furthering the likelihood that our losses and negative cash flow will continue.

We have not operated profitably since our 1996 fiscal year, and as discussed in the preceding risk factor, three of our four segments are not currently operating profitably.  We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher Technologies, LLC.

Our ability to generate additional revenues (and ultimately net income) is dependent upon the success of our homeland security products, security services and semiconductor operations and our ability to develop new products, including those that use stable and radioactive isotopes, while marketing and selling those products profitably.  Historically, our semiconductor operations have been a significant cash drain and, while we have taken steps to reduce the costs of the operation and to increase the revenues (including the launch and growth of our 300-millimeter product line), we cannot offer any assurance that the measures we have taken will continue to be successful. In addition, because of competitive conditions and, due to the loss of substantially all of our former Chemotrade radioisotope customers in January 2006, it will be difficult for our life sciences operations to become significantly profitable in the future.

We have had limited success in marketing our homeland security products, having sold only two units of the first generation of our NeutroTestTM portable, neutron-based explosive detection device and no units of our IMS technology for the detection of chemical weapons and other toxic substances or the second generation of our NeutroTestTM device.   Although we have commenced marketing these products, we cannot offer any assurance that our marketing efforts will result in any sales or that any sales will result in significant revenues to us.

We are currently dependent on our continuing revenues and increasing orders to improve our operating results, and cash payments from our customers to provide working capital.  To the extent orders and deliveries are reduced because of changing customer needs or our inability to supply product, or to the extent payments from customers are reduced because of adverse financial conditions affecting our customers, our financial condition will be adversely affected.

It is possible that the following circumstances may develop and may adversely impact our available working capital and materially impact our ability to continue our business operations:

•                  unanticipated expenses in developing our new products or in producing or marketing our existing products;

•                  the necessity of having to protect and enforce our intellectual property rights;

•                  technological and market developments; or

•                  a corporate decision to expand our production capacity through capital investment or acquisition.

We may not be able to obtain equity or debt financing on reasonable terms when we need such financing.  The unavailability of additional financing, when needed, could have a material adverse effect on our business.

We have raised capital and issued securities during the years ended April 30, 2006 and 2005, and subsequently which has resulted (and will in the future when warrant exercises or conversions occur result) in dilution to our existing shareholders.  This was accomplished to provide necessary working capital or obtain assets and services.  We will likely issue more securities to raise additional capital or to obtain other services or assets, any of which may result in substantial additional dilution.

During the course of the last two fiscal years and the current 2007 fiscal year, we have raised in excess of $41,0000,000 (net of expenses and $4,100,000 of payments related to our 8% Debentures) to finance our business operations and acquisitions. We have raised this capital by issuing convertible debentures, shares of common stock, convertible preferred stock, common stock warrants to accredited investors and as compensation to investment bankers making introductions to the accredited investors and the exercise of previously issued common stock warrants and stock options. During this same period of time, we issued common stock warrants and shares of common stock to several persons in exchange for their promises to perform investment banking and financial advisory services to us. In many cases, these issuances were below the then-current market prices and can be considered dilutive to our existing shareholders—both as a reduction of their percentage ownership in Isonics and because of issuances that will be, when warrants are exercised or debentures are converted, at prices below the market.

The 8% Debentures issued in February 2005 and the 6% Debentures issued in May and June 2006, have significant restrictions on our ability to raise any additional capital.  If we raise additional working capital, we will likely have to issue additional shares of our common stock and common stock warrants at prices that may dilute the interests of our existing shareholders.

A holder of a portion of the remaining 8% Debentures has asserted and another may assert that a default exists.

One of the remaining two holders of the 8% Debentures (an assignee of one of the original holders that did not accept our prior offer to all holders) has asserted that the issuance of the 6% Debentures constituted a default (due to a potential variable conversion provision contained within the 6% Debentures which, beginning September 29, 2006, gives the 6% holder the right to convert the 6% Debentures into common stock at the lower of $1.25 or at a discount to market, subject to certain limitations and as defined) under the 8% Debentures.  We have contested that allegation (based on such clause not surviving the final agreement and a defense of in paridelicto), and will defend it in court if necessary.  Any such litigation will be time consuming and expensive and, although we believe that we have significant grounds to contest the existence of any default, we cannot be assured of success.  If they prove a default, we could be liable for 130% of the principal amount of their 8% debentures on the closing date of the 6% Debenture transaction (a cost of approximately $1,100,000, plus accrued interest in addition to the current outstanding principal of $750,000).

We have an insufficient number of shares of common stock authorized. Although more votes approved our increase in authorized capitalization than disapproved it at our shareholders’ meeting held on October 30, 2006, we did not receive sufficient votes necessary to complete the increase under California law.  We plan to present the increase in authorized capitalization to our shareholders for consideration at a special meeting to be held in January or February 2007, and if our shareholders do not increase our authorized capital, we may be in default of our obligations to the holders of our 6% Debentures and the related warrants.

We currently have 75,000,000 shares of common stock authorized, but that number is insufficient for us to meet our obligations to certain persons, including the holders of our 6% Debentures and related warrants.  We had agreed to seek shareholder approval of an increase in our authorized capitalization to at least 175,000,000 by October 31, 2006, but we were unable to meet this requirement.  We plan to call a special meeting for a reconsideration of this matter in January or February 2007, but cannot provide any assurance that we will be able to obtain the necessary shareholder approval.  If we fail to obtain shareholder approval to the extent required under California law for the increase in authorized capitalization, we may be in default under the terms of the 6% Debentures and related warrants as well as pursuant to certain other obligations.

Accounting charges resulting from our issuance of the 6% Debentures may lead to significant non-cash charges which would adversely impact future interest expense, net income and earnings per share and may also lead to future volatility in our financial statement components.

The issuance of the 6% Debentures in May and June 2006 has resulted in the classification of certain warrants and the conversion feature embedded in the 6% Debentures as derivative liability instruments (a combined $5,984,000 current liability at July 31, 2006).  We are required to mark these instruments to market as of the end of each reporting period and to recognize the change in fair value in our consolidated statements of operations.  Additionally, we will be required to record significant non-cash interest charges over the life of the 6% Debentures (in addition to interest expense relating to the 6% interest rate borne by the 6% Debentures which will be paid in cash or shares of our common stock, at our option).  The combination of these two factors will likely result in a significant adverse impact to future net income and earnings per share and will likely introduce additional volatility to our future operating results.

Operations in Russia may be disrupted because of a volatile political and economic climate beyond our control, which could adversely affect our supply of raw materials.

Operations in Russia entail risks.  The former republics of the Soviet Union from time to time experience political, social and economic change as they adjust to independence from the former central government in Moscow. Some of the republics, including Russia are attempting to transition from a central-controlled economy toward a market-based economy.  These changes have involved, in some cases, armed conflict, and the risk of continued instability has increased since the terrorist attacks on the United States of September 11, 2001 and the commencement of the wars in Iraq and Afghanistan.  Political or economic instability in these republics may continue or worsen.  The price, availability, quality, quantity, ability to export and supply of stable and radioactive isotopes could be directly affected by political and economic conditions in Russia.

We are dependent on suppliers from Russia for substantially all of our stable isotopes and our radioisotopes.  Accordingly, our operations could be materially adversely affected if hostilities in Russia should occur, if trade between Russia and the United States were interrupted or ceased, if political conditions in Russia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia change substantially, or if tariffs are introduced.

Historically we depended upon few customers for a significant portion of our revenues and our business could have been materially and adversely affected if we lost any one of those customers.

As a result of the acquisition of PPSC, we have significantly increased our revenues for the three months ended July 31, 2006 as compared to the three months ended July 31, 2005. As a result, we decreased our reliance on a few customers for a significant portion of our revenues.  For the three months ended July 31, 2006, two security services customers accounted for 15% and 10% of revenues, respectively, and one semiconductor materials and products customer accounted for 23% of revenues, while one security services customer accounted for 19% of revenues for the three months ended July 31, 2005.  However, significant reductions in sales to any of these large customers have had, and may in the future have, an adverse effect on us by reducing our revenues and our gross margins.  Present or future customers could terminate their purchasing patterns with us or significantly change, reduce or delay the amount of isotopes or other products ordered from us.

We realized increased expenses, reduced revenues, and longer than anticipated delays in integrating past business acquisitions into our operations, and we may face similar difficulties with future acquisitions as well.

We experienced increased costs and delays in integrating the operations of the business and assets we acquired from EMG, in June 2004, and we also realized revenues that were significantly reduced from that which we had anticipated.  Regardless of the extent of our planning, we may recognize increased costs and delays, and reduced revenues, when integrating future business acquisitions into our business operations and strategy.  While we believe that we have and will continue to plan for integration of business operations to the best of our ability, we cannot offer any assurance that any or all such efforts will proceed as anticipated.  While the integration of PPSC (acquired in May 2005) has been more successful than that of EMG, if efforts at integrating other businesses and assets that we may acquire in the future achieve similar difficulties as we realized in the integration of the EMG business and assets, we may have unanticipated expenses, delays and revenue reductions.

If demand for any of our products grows suddenly, we may lack the resources to meet demand or we may be required to increase our capital spending significantly.

If we are able to develop and market our products successfully, we may experience periods of rapid growth that place a significant strain on our financial and managerial resources.  Through our research and development efforts we are also attempting to develop additional products and lines of business.  Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational and financial information systems, and will require us to develop the management skills of our personnel and to train, motivate and manage our employees.  Our failure to effectively manage growth could increase our costs of operations and reduce our margins and liquidity, which could have a material adverse effect on our business, financial condition and results of operations.

Because we are dependent upon our key personnel for our future success, if we fail to retain or attract key personnel, our business will be adversely affected.

Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer and Boris Rubizhevsky, our Senior Vice President and President of HSDC.  Currently both Mr. Alexander and Mr. Rubizhevsky are covered by employment agreements that are renewable on an annual basis.

We believe that our future success will also depend upon our ability to attract and retain other qualified personnel for our operations.  The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations.

We may not be able to protect our intellectual property, which would reduce our competitive advantage.

We rely primarily on a combination of patents and patent applications, trade secrets, confidentiality procedures, and contractual provisions to protect our technology.  Despite our efforts to protect our technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.  Policing unauthorized use of our technology and products is difficult.  In addition, the laws of many countries do not protect our rights to information, materials and intellectual property that we regard as proprietary and that are protected under the laws of the United States.  We may not be able to protect our proprietary interests, or our competitors may independently develop similar technology or intellectual property.  If either one of these situations occurs, we may lose existing customers and our business may suffer.

The validity of any of the patents licensed to us, or that may in the future be owned by us, may not be upheld if challenged by others in litigation.  Further, our products or technologies, even if covered by our patents, may infringe upon patents owned by others.  We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent.  Any such proceeding may be protracted.  In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence.  If the outcome of any such litigation were adverse to our interests, our liquidity and business operations would be materially and adversely affected.

We face technological change and intense competition both domestically and internationally which may adversely affect our ability to sell our products profitably.

Although we do not believe that any entity produces a complete range of stable enriched isotopes for commercial sale, many of our competitors have significantly greater funding than do we and may be able to develop products which are competitive with our products.

Further, it is possible that future technological developments may occur.  The market for our homeland security products and our isotope products is characterized by rapidly evolving technology and a continuing process of development. Our future success will depend upon our ability to develop and market our homeland security and isotope products that meet changing customer and technological needs on a cost effective and timely basis.  If we fail to remain competitive by anticipating the needs of our customers and our customers contract with other suppliers, our revenues and resulting cash flow could be materially and adversely affected.

We could be subject to environmental regulation by federal, state and local agencies, including laws that impose liability without fault, which could produce working capital shortages and lessen shareholders’ equity.

We could become subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during manufacturing processes, although we do not believe that there is any such regulation directly applicable to our current operations.  Regulations that become applicable to our operations in the future could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations.  Historically, our costs of compliance with environmental regulations have not been significant.

We are controlled by only a few officers and directors and, consequently, purchasers of our shares will have little ability to elect or control our management.

Our shares are widely-held.  Even though our management beneficially owns (as of November 8, 2006) our securities equivalent to approximately 12% of the outstanding votes at any shareholders’ meeting (assuming no exercises of common stock warrants or options by any person other than management or conversions of the 6% or 8% Debentures), it is likely that they will be able to continue to substantially influence all matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets, and to control our management and affairs.  Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation or takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

We risk exposing ourselves to an above-policy limit product liability claim, which could adversely affect our working capital, shareholders’ equity and profitability.

The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products.  Additionally, the sale and use of explosive and chemical detection products may expose us to potential liability risks that are inherent with the operation of these types of products (including, but not limited to failed detection).  We currently have product liability insurance; however, there is a risk that our insurance would not cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products.

Our common stock is vulnerable to pricing and purchasing actions that are beyond our control and, therefore, persons acquiring or holding our shares or warrants may be unable to resell their shares at a profit as a result of this volatility.

The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, our announcements of technological innovations or new products by us or our competitors, and other events and factors. The securities markets themselves have from time to time and recently experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. Regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds, economic and other external factors, all affect the market price of our securities. In addition, the realization of any of the risks described in these “Risk Factors” could have a significant and adverse impact on such market prices

SEC penny stock regulations may limit the ability to trade our securities on the Nasdaq Capital Market.

Although our common stock is currently quoted on the Nasdaq Capital Market, our common stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990.  The SEC Regulations generally define a penny stock to be an equity security that is not traded on the Nasdaq Stock Market and has a market price of less than $5.00 per share. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock, and we are currently subject to one remaining notifications from Nasdaq which may place us in that status again.  When our common stock is considered to be a “penny stock,” trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities.

Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale.  The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their securities in the secondary market.  To the extent we are able to maintain our listing on the Nasdaq Capital Stock Market, we will not be subject to these penny stock rules.  Reasons for being unable to maintain our listing on the Nasdaq Capital Market include:

•                  the inability to maintain a bid price for our common stock of $1.00 for the requisite period of time, and

•                  the inability to maintain either the minimum stockholders’ equity, market capitalization or net income along with the required number of market makers and shareholders necessary for listing.

We cannot give any assurance that we will be able to meet the Nasdaq requirements to maintain our Capital Market listing, or that if we do, a stable trading market will develop for our stock or our warrants. See “our ability to obtain further financing when necessary is limited and we may be delisted from the Nasdaq Capital Market” for additional risk factors associated with our current Nasdaq listing deficiencies.

If our shares are removed from the Nasdaq Capital Market because of our failure to meet the minimum price requirement or for other reasons, the ability of holders of our common stock to sell the shares they hold will likely be adversely affected because the lower tier markets (such as the OTC Bulletin Board and the Pink Sheets) do not provide shareholder liquidity as do the higher tier markets (such as the Nasdaq Capital Market).  In addition, unless traded on Nasdaq Capital Market or other higher tier markets (such as the American Stock Exchange), our common stock will be subject to the penny stock rules, and many stock brokers will not make a market in those shares, further reducing the marketability of our shares.

Future sales of our common stock may cause our stock price to decline.

Our stock price has declined from a price of approximately $6.00 per share at the beginning of 2005 to prices of less than $1.00 at various times since May 2006. Our stock price may decline further as a result of future sales of our shares, the perception that such sales may occur or other reasons.  As of November 8, 2006, approximately 5,700,000 shares of common stock held by existing stockholders constitute “restricted shares” as defined in Rule 144 under the Securities Act.  The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

Approximately 85% of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders.  We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock.  Sales of substantial amounts of our common stock in the public market may cause the stock’s market price to decline.

We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

We have never declared or paid a cash dividend on our common stock.  We presently intend to retain our earnings, if any, to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future.  Additionally, the terms of the 6% and 8% Debentures contain restrictions on our ability to pay dividends to holders of our common stock.

Outstanding 6% and 8% Debentures, options and warrants may make it difficult for us to obtain additional capital on reasonable terms.

As of November 8, 2006, we had the following debentures and debenture obligations outstanding:

•                  8% Debentures aggregating $750,000 in principal amount;

•                  6% Debentures aggregating $13,000,000 in principal amount; and

•                  an obligation to issue 6% Debentures in principal amount of $3,000,000 two days prior to effectiveness of the registration statement of which this prospectus is a part.

The 8% Debentures are convertible (at our election through our monthly amortization payments) into 1,352,814 shares of common stock, assuming a conversion price of $.55 (based upon a 12% discount to the closing price of $.63 on November 8, 2006 which is lower than the fixed conversion price of $5.00).  The aggregate $13,000,000 in principal of the 6% Debentures are convertible (at the election of the 6% Debenture holder, subject to certain weekly limitations) into 25,793,651 shares of common stock, assuming a conversion price of $.50 (based upon a 20% discount to the closing price of $.63 on November 8, 2006 which is lower than the fixed conversion price of $1.25).  The holders’ rights to convert the 8% and 6% Debentures and associated warrants are, however, subject to certain share issuance limitations.  In addition, we had outstanding options and common stock warrants for the purchase of up to 23,188,042 shares of common stock at an average exercise price of approximately $1.61 per share.  If all of the outstanding options, debentures and common stock warrants were to be converted, they would represent approximately 52% of our outstanding common shares on a fully diluted basis.  Future investors will likely recognize that the holders of the options and warrants will only exercise their rights to acquire our common stock when it is to their economic advantage to do so.  Therefore, even with lower current market prices for our common stock, the market overhang of such a large number of warrants, options, and convertible preferred stock may adversely impact our ability to obtain additional capital because any new investors will perceive that the securities offer a risk of substantial potential future dilution.

In addition, the $3,000,000 6% Debenture Cornell purchased on November 16, 2006 is convertible into an additional 5,952,381 shares of common stock, assuming a conversion price of $.50 (based upon a 20% discount to the closing price of $.63 on November 8, 2006, which is lower than the fixed conversion price of $1.25).

The continuously adjustable conversion price feature of our 6% Debentures could require us to issue a large number of shares, which would cause dilution to our existing stockholders and may encourage investors to make short sales of our common stock, which could depress the price of our common stock.

We may be obligated to issue an extremely large number of shares upon the conversion of the 6% Debentures we have issued (or have agreed to issue) to Cornell because the conversion price is to be the lower of (a) $1.25 per share or (b) 80% of the average of the two lowest daily volume weighted average price (“VWAP”) of our common stock during the five trading days immediately preceding the conversion date (“Market Conversion Price”).  Hence, the number of shares of our common stock issuable upon conversion of the 6% Debentures will increase if the market price of our stock declines, which may cause dilution to our existing stockholders.  Furthermore, the significant downward pressure on the price of the common stock as Cornell converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock, which in turn would lead to further dilution.  In addition, not only the sale of shares issued upon conversion or exercise of debentures or warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

If we fail to effect and maintain registration of the common stock issued or issuable pursuant to conversion of our convertible debentures, or certain of our outstanding common stock warrants, we may be obligated to pay the investors of those securities liquidated damages.

We have various obligations to file and obtain the effectiveness of certain registration statements which include certain outstanding common stock and common stock underlying outstanding convertible debentures and common stock warrants.  Once effective, the prospectus contained within a registration statement can only be used for a period of time as specified by statute without there being a post-effective amendment filed that has become effective under the Securities Act of 1933.  One of those obligations relates to a requirement to file a new registration for more than 50,000,000 additional shares by November 30, 2006 and to achieve effectiveness of that registration statement by January 15, 2007.  We will be unable to meet the November 30, 2006 filing obligation or the January 15, 2007 effectiveness obligation; consequently, we will be obligated to pay the holder of the 6% Debentures liquidated damages equal to 1% of the liquidated value of the 6% Debentures outstanding ($160,000 assuming no conversions by Cornell) for each 30 day period after the applicable date as the case may be.  The liquidated damages will be pro rated for each day, and in no case will we be obligated to pay liquidated damages for more than a total of 365 calendar days.  We may elect to pay any liquidated damages in cash or shares of our common stock if registered.  In connection with this additional filing obligation, we have been advised by the Securities and Exchange Commission that it may not grant effectiveness to the additional registration statement because of its interpretation of SEC Rule 415.  In that case, we will be obligated to pay liquidated damages to Cornell for the entire 365 day period unless Cornell waives the obligation.

If we fail to meet any obligations we have to have effective and current registration statements available (including the current registration statement related to the common stock underlying our Class B and C warrants), we may become obligated to pay damages to investors to the extent they may be entitled to damages.  We cannot offer any assurances that we will be able to maintain the currency of the information contained in a prospectus or to obtain the effectiveness of any registration statement or post-effective amendments that we may file.

As a public company, we are subject to a significant amount of regulation.  In the past we have received requests for information from the Securities and Exchange Commission and from Nasdaq.  Any such inquiry or investigation that may result may adversely affect the market for our stock or our Company.

Regulators of public companies such as Isonics have the authority to commence inquiries and investigations where the regulators have concerns.  The investigations, while involving the company, may not have anything to do with actions taken by the company or our failure to act.  Furthermore, the regulators may not inform us when the issues they were addressing are resolved.  From October 2004 through February 2005, both Nasdaq and the SEC requested documents from us with respect to inquiries they were undertaking (related primarily to questions regarding our press releases, public relations advisors, certain other disclosures that were made publicly and the termination of Grant Thornton LLP as our independent auditor).  We also met with representatives of Nasdaq to discuss issues related to market activity, press announcements, SEC filings, status of our business and other issues.  We provided information, which we believe to be responsive to all of the questions posed in the Nasdaq inquiry and to the SEC.  We have not received any requests for additional information from either the SEC or Nasdaq relating to those earlier inquiries since February 2005 and while we believe these issues are behind us, if any action resulted from these inquiries in the future, it may adversely impact us, and our ability to carry on our business.  As discussed above, we have one notification from Nasdaq advising us that we are not in compliance with Nasdaq’s listing standards.

Provisions in our charter documents could prevent or delay a change in control, which could delay or prevent a takeover.

Our Articles of Incorporation authorize the issuance of “blank check” preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors.  Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock.  Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock.

Provisions in our bylaws provide for indemnification of officers and directors to the full extent permitted by California law, which could require us to direct funds away from our business and products.

Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation.  We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products, thereby affecting our ability to attain profitability.  This could cause our stock price to drop.

USE OF PROCEEDS

Proceeds from the Sale of the 6% Debentures

Isonics has received $13,000,000 from Cornell for the issuance of 6% Debentures on May 31, 2006 ($10,000,000) and June 6, 2006 ($3,000,000).  Of that gross amount:

•                  $730,000 was paid to Yorkville Advisors, LLC, an affiliate of Cornell, for reimbursement of expenses and a commitment fee;

•                  $4,107,102 was used to repay seven holders of our outstanding 8% Debentures (reducing the outstanding principal balance on the 8% Debentures by $3,880,000); and

•                  The balance ($8,162,898) was paid to Isonics.

The following table sets forth the use of the balance of the proceeds.  During the period, we have also received revenues from operations which we also used for selling, general and administrative as well as research and development expenses.

Payments made or to be made related to our development agreement (made in June, August, and October 2006) with Lucent which agreement we assigned to a 90%-owned subsidiary on October 27, 2006 (1)	$2,833,000
Payments made to holders of our 8% Debentures for the monthly amortization payments due on July 1, 2006, and August 1, 2006 (2)	$1,156,250
Working capital for use in selling, general and administrative activities (primarily corporate expenditures and expenditures in our homeland security products segment) and research and development activities (primarily in our homeland security products segment).	$4,173,648

(1)          We have no contractual obligation to continue funding our agreement with Lucent (which contemplates a total of $12,000,000 in funding over a period of several years).  Should we stop funding our obligations under our agreement with Lucent, we will lose our right to exploit the technology that Lucent may develop.  We have agreed to advance $2,000,000 to a 90%-owned subsidiary which will proceed with the development of the Lucent agreement.

(2)          As of November 8, 2006, we have $750,000 remaining outstanding principal on our 8% Debentures.  This amount is due in monthly amortization payments of $250,000 plus accrued interest per month through February 1, 2007.  At our option, we can make these monthly amortization payments in cash or (if we continue to meet the conditions to be able to do so) shares of our common stock (at a conversion rate which constitutes a discount to the then market price of our common stock, as defined).  We paid our September 1, 2006, October 1, 2006 and November 1, 2006, obligations to our 8% Debenture holders in common stock, and thus reduced our current liabilities by $750,000 in the aggregate through the use of our equity.

At July 31, 2006, (and notwithstanding the completion of $13,000,000 of the anticipated $16,000,000 financing with Cornell) we had a working capital deficit of $(3,785,000).  See Management’s Discussion and Analysis in our Form 10-Q for the quarter ended July 31, 2006, for a discussion of our liquidity and capital resources.  Thus it is likely that, until our working capital situation is resolved, we will continue to use the remaining proceeds from the Cornell financing for selling, general, and administrative expenses and research and development activities.

On November 16, 2006 we received an additional $3,000,000 from Cornell for the issuance of a 6% Debenture (a net of $2,835,000 after payment of a commitment fee in the amount of $165,000 to Yorkville Advisors, LLC).  We expect to use the remaining net proceeds to fund working capital and to make strategic investments.  We have not identified any strategic investments that we might make.

Proceeds from the Exercise of Warrants

We issued warrants to purchase 8,000,000 shares of our common stock in connection with the sale of the 6% Debentures.  Of those warrants, only shares underlying 2,000,000 warrants (exercisable at $1.25 per share) are included in this prospectus.

We may receive up to $2,500,000 if all of the 2,000,000 common stock warrants included in this prospectus are exercised at their exercise price of $1.25 per share.  Assuming (without assurance) that half or all of the common stock warrants are exercised, we expect to use the proceeds for the following in the order of priority set forth below:

•                  $750,000 (if half) to $1,500,000 for continued development of products for and for expenses related to the Homeland Security division; and

•                  $250,000 (if half) to $500,000 for the continuing development of our semiconductor segment;

•                  $ 250,000 (if half) to $500,000 for working capital and general corporate purposes.

We may receive up to $5,250,000 if all of the 3,000,000 common stock warrants ($1.75 exercise price) are exercised, and up to an additional $6,000,000 if all of the 3,000,000 common stock warrants ($2.00 exercise price) are exercised.  The shares underlying the $1.75 warrants and the $2.00 warrants are not included in this prospectus and are not currently exercisable.  They will only be exercisable if and after our shareholders approve the issuance of those warrants.  Unless the underlying shares are thereafter included in a registration statement, if the holder exercises those warrants after the condition precedent to exercisability have been met, they will acquire shares of restricted common stock.  We have agreed to register the additional underlying shares if and after our shareholders approve the Cornell transaction and an increase in our authorized capitalization. Assuming (without assurance) that half or all of the $1.75 and $2.00 common stock warrants are exercised, we expect to use the proceeds for the following in the order of priority set forth below:

•                  $1,000,000 (if half) to $2,000,000 for continued development of products for and for expenses related to the Homeland Security division; and

•                  $1,000,000 (if half) to $2,000,000 for the continuing development of our semiconductor segment;

•                  $ 3,625,000 (if half) to $7,250,000 for working capital, acquisitions and general corporate purposes.

The precise use of these proceeds will change depending on when the proceeds are received.  For example, if we receive proceeds from the exercise of warrants in the current or next fiscal quarter, we will likely allocate some of the proceeds to fund the further development of our IMS based detection systems or our research and development in our infrared technology (either through Lucent or ISCON) and we may allocate some of the proceeds to costs associated with other announced activities.  We cannot offer any assurance, however, that we will receive any proceeds from the exercise of any warrants.

SELLING SHAREHOLDERS AND THE PLAN OF DISTRIBUTION

This Prospectus includes securities that consist of restricted common stock and restricted common stock underlying certain outstanding warrants and the 6% Debentures as described herein.  We are not offering any securities; by this Prospectus, the Selling Shareholders are offering shares of restricted common stock and shares of restricted common stock underlying the warrants and 6% Debentures they hold.  We issued the securities to them in the following transactions:

•                  In May 2006, we issued 560,000 shares of restricted common stock to Cornell for services it rendered in connection with the completion of its purchase of the 6% Debentures.  Cornell and its advisor, Yorkville Advisors LLC have represented to us that neither is a broker-dealer nor associated with a broker-dealer registered under the 1934 Act.

•                  In May 2006, we issued 100,000 shares of restricted common stock to Roadrunner (an entity owned by Christopher Messalas), pursuant to an oral agreement for assistance that Roadrunner provided in completing the sale of the 6% Debentures.  Mr. Messalas has certified to us that he caused Roadrunner to acquire the shares from Isonics in the ordinary course of its business, and at the time Roadrunner acquired the shares from Isonics, they had no agreements or understandings, directly or indirectly, with any person to distribute the shares.  Mr. Messalas is an affiliate with Clayton Dunning LLC (“Clayton Dunning”), which has advised us that, although a registered broker-dealer, it is not in the business of underwriting securities.  None of the proceeds from the sale of the shares will be paid to Isonics and no portion of the 6% Debenture transaction is based on the ability of Roadrunner or any affiliate to sell the shares it received.  Roadrunner has advised us that it is not a licensed broker-dealer, and that it has no agreements or understandings, directly or indirectly, with any person to distribute the shares.

The shares issued to Roadrunner pursuant to the oral agreement constituted the full consideration payable to Roadrunner or any affiliate for services to be rendered under that agreement.

•                  In May and June 2006, we sold 6% Debentures in a total principal amount of $13,000,000 to Cornell, and we also issued warrants to purchase 8,000,000 shares of our common stock (exercisable through May 30, 2009 at $1.25 per share (2,000,000 warrants), $1.75 per share (for 3,000,000 warrants) and $2.00 per share (3,000,000 warrants)).  Principal and interest are payable in cash or shares of our common stock if certain conditions (described below under “Description of Securities”) are met.

•                  On November 16, 2006, Cornell purchased an additional $3,000,000 6% Debenture, resulting in net proceeds to us of $2,835,000.

Of the securities described in the preceding paragraphs, only a portion of them as described in the table below are being registered for resale in this prospectus.  Of the securities being registered for resale, only 660,000 shares of restricted common stock have been issued to Cornell (560,000) and to Roadrunner (100,000); the balance remain issuable pursuant to the 6% Debentures and the warrants.  We have issued no shares in payment of principal or interest on, or in conversion of, the 6% Debentures or upon exercise of any warrants issued with the 6% Debentures.  If (notwithstanding the 4.99% share cap limitation discussed below) all of the shares being offered by the Selling Shareholders for resale were issued upon conversion of the 6% Debentures or exercise of warrants (and no other shares had been issued), these shares would constitute approximately 14.5% of the total number of shares outstanding.

We have set forth in the following table information relative to the Selling Shareholders as of August 22, 2006.  We calculated beneficial ownership based on SEC requirements, and the information we included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose.  Unless otherwise indicated below, each person identified in the table has sole voting and investment power with respect to all shares he, she, or it beneficially owns, subject to applicable community property laws.  We based the percentage calculated for each Selling Shareholder upon the sum of the “common stock” and “common stock issuable upon exercise of warrants” columns.

None of the Selling Shareholders had any material relationship with us during the past three years except Roadrunner and Clayton Dunning as our financial advisors and Cornell, which purchased our 6% Debentures, all as described above.

We do not know when or in what amounts the Selling Shareholders may offer the shares described in this Prospectus for sale.  The Selling Shareholders may decide not to sell all or any of the shares that this Prospectus covers.  Because the Selling Shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Shareholders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Shareholders will hold after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Shareholders will hold none of the securities that this Prospectus covers.    We will file a prospectus supplement to name successors to any named selling shareholders who are able to use this prospectus to resell the securities.

Name of Selling Holder(s)	(a) Common Stock, (b) shares underlying all derivative securities beneficially owned Prior to this Offering(*)		Securities Being Offered by Selling Shareholders		(a) Common Stock to be Beneficially Owned After Offering and (b) Percentage, Assuming All Shares Offered are Sold
			Common Stock	Shares underlying Warrants And 6% Debentures
	(a)	(b)			(a)	(b)
Roadrunner Capital Group, LLC (1)	137,000	150,000	100,000	0	187,000	<1%
Cornell Capital Partners, L.P. (2)	560,000	8,075,785	560,000	8,075,785	—	—%

(*)    Beneficial ownership is determined in accordance with the rules of the SEC.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of November 8, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding options, warrants or other derivative security, but are not deemed outstanding for computing the percentage ownership of any other stockholder.  Percentage of ownership is based on 47,446,136 shares of common stock outstanding as of November 8, 2006.

(1)             See description of Roadrunner Capital Group, LLC, above.  Mr. Messalas, who controls Roadrunner, is also an affiliate of Clayton Dunning, a registered broker-dealer.  Clayton Dunning owns warrants to purchase 100,000 shares exercisable at $2.81 per share through September 8, 2007, and to purchase 50,000 shares exercisable at $1.05 per share through May 17, 2008.  Neither the warrants nor the shares underlying the warrants are being registered for resale under this prospectus.  The address for Roadrunner Capital Group, LLC is 20 Carlton Place, Staten Island, NY, 10301.

(2)             Cornell Capital Partners LP is a privately-held investment fund and holds 6% Debenture in the principal amount of $13,000,000, as well as warrants to purchase 8,000,000 shares of common stock that it acquired in May and June 2006 in the “6% Debenture Transaction.”  Cornell purchased an additional 6% Debenture in the principal amount of $3,000,000 on November 16, 2006.  Pursuant to the terms of the Investor Registration Rights Agreement with Cornell, we are registering 8,735,785 shares of common stock in this registration statement (including 100,000 shares not owned by Cornell).  However, the number of shares that Cornell beneficially owns as of November 20, 2006, as set forth in this table, is only 2,367,562 shares because the warrants and 6% Debentures they hold contain provisions that cap the amount of our common stock they can own at any time at 4.99% (subject to Cornell’s right to waive such ownership ceiling upon 65 days prior notice).  Cornell’s rights to convert the 6% Debentures and exercise the warrants are limited by these caps.  Disregarding such caps, and using a $0.63 market price, the total number of shares of our common stock issuable upon conversion of the 6% Debentures and exercise of these warrants would be 39,746,032 if we had sufficient authorized capital to permit Cornell to convert the 6% Debentures and exercise the warrants.  All investment decisions of, and control of, Cornell Capital Partners, L.P. are held by its general partner, Yorkville Advisors, LLC, Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors and has the ultimate responsibility for trading with respect to Cornell. The principal business address of Cornell is 101 Hudson Street - Suite 3700, Jersey City, NJ 07303.  Cornell Capital Partners is not a registered broker-dealer or an affiliate of a registered broker-dealer.

The shares set forth in the table as being offered by Cornell include all shares that Cornell has contractual rights to obtain, even though the issuance of those shares would further violate certain contractual restrictions that prohibit the conversion of certain of the debentures and the exercise of the $1.75 and $2.00 warrants until after shareholders have approved an increase in our authorized capitalization.

As described above, we are only registering a portion of the shares underlying the 6% Debenture and the warrants that Cornell holds for sale.  First of all, Cornell may not convert the 6% Debenture or exercise warrants if the result of such conversion or exercise is that it and all persons affiliated with it would have beneficial ownership (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) that exceeds 4.99% of our then-outstanding common stock.  Secondly, under the Nasdaq Marketplace Rules, we are not able to issue more than 8,740,156 shares without shareholder approval of the transaction.

On October 30, 2006, we held our annual shareholders meeting.  Our shareholders were asked to vote, among other items, to approve proposals amending our articles of incorporation to increase our number of authorized shares of common stock to 175,000,000 shares (“Proposal No. 2”) and to approve the 6% Debenture financing (“Proposal No. 3”).  At the meeting, the shareholders who voted approved both proposals, but we did not receive the votes for Proposal No. 2 required to complete the amendment as required by California law.  Under the terms of both the 6% Debentures and the warrants, if we have insufficient authorized capitalization after December 31, 2006, we have an obligation to call and hold a special meeting of its stockholders within 60 days for the sole purpose of increasing our authorized capitalization.  We are planning to call a special meeting of shareholders in January or February 2007 to reconsider a proposal for an increase in our authorized capitalization and hope to obtain the required approval at that time.  If we are unable to obtain the required approval, Cornell will be limited in the number of shares it can acquire upon conversion of the 6% Debenture or exercise of the warrants.

Plan of Distribution.

Each Selling Shareholder of the shares of common stock and the shares underlying the warrants and 6% Debentures and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Shareholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the date of this prospectus;

•                  broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.  We do not anticipate that any of the Selling Shareholders will conduct passive market-making activities.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock, the Selling Shareholders may enter into hedging transactions with broker dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The holders of the 6% Debentures, however, have agreed not to engage in short selling or hedging activities.  The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Shareholder has informed Isonics that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed 8%.

We are required to pay certain fees and expenses incurred by incident to the registration of the shares.  We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  Each Selling Shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (iii) the date that there remain no shares of common stock for sale under this prospectus.  The sale of shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Procedure to Exercise the Warrants.

You may exercise the warrant by delivering the following to our principal office in accordance with the delivery procedures specified below and by providing us with such additional information as may be necessary to ensure that there is an exemption from the registration requirements under the federal and applicable state securities laws for the exercise of the warrant:

(1)                                  a duly executed Notice of Exercise in substantially the form attached to each warrant,

(2)                                  payment of the warrant price for each of the shares of the common stock underlying the warrant; and

(3)                                  the original warrant.

Payment of the warrant price may be in cash, certified or official bank check payable to the order of Isonics Corporation, or wire transfer of funds to our account (or any combination of any of the foregoing) in the amount of the warrant price for each share being purchased.  If you prefer to wire transfer funds, you should contact us by telephone and request wiring instructions.  We can be reached by telephone at (303) 279-7900.

We recommend that you do not send your warrant certificate or funds through the regular U.S. Mail.  We recommend that you use registered or certified U.S. Mail, or a courier service that will provide you with a receipt indicating that we received your warrant certificate and payment.  We are not responsible for your warrant certificate or your payment until we actually receive delivery.

In the event you exercise the rights represented by the warrant, a certificate or certificates in the shares of our common stock so purchased, registered in your name or such other name or names as you may designate, together with any other securities or other property which you are entitled to receive upon exercise of the warrant, shall be delivered to you, at our expense, within a reasonable time, not exceeding fifteen calendar days, after the rights represented by the warrant shall have been so exercised; and, unless the warrant has expired, a new warrant representing the number of shares of common stock (except a remaining fractional share), if any, with respect to which the warrant shall not then have been exercised shall also be issued to you within such time.  The person in whose name any certificates for shares of common stock is issued upon exercise of a warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the warrant was surrendered and payment of the warrant price was received by us, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is on a date when the stock transfer on our books closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

Lost Warrant Certificates.  If you have lost your warrant certificate, you must contact us and follow our procedures for your lost warrant certificate.  We may require that you post a lost instrument bond as a condition of replacing the certificate.

Tax Aspects.  No gain or loss will be recognized by a holder of any of our warrants held for investment on the holder’s purchase of common stock for cash upon exercise of the warrant. The adjusted tax basis of the common stock so acquired will be equal to the tax basis of the warrant plus the exercise price.  The holding period of the common stock acquired upon the exercise of a warrant, will begin on the date the warrant is exercised and the common stock is purchased.

Procedure to Convert 6% Debenture

Holders of our 6% Debentures must follow the instructions set forth in the 6% Debentures for the conversion of the 6% Debentures.  Generally the instructions require that the holder deliver the security with a properly completed notice of exercise to Isonics.

No Underwriter, Etc.  No underwriter, dealer, or finder, or other person has the right to receive any reimbursement of expenses, any right to appoint a representative to our board of directors, or the right to receive indemnification from us.  To our knowledge, no person is engaging in passive market making or stabilizing or other transactions.

Lost Debenture.  If you have lost your debenture, you must contact us and follow our procedures for your lost instrument.  We may require that you post a lost instrument bond as a condition of replacing the instrument.

Tax Aspects.  No gain or loss will be recognized by a holder upon conversion of the principal amount of the 6% Debenture.  To the extent a holder receives shares of our common stock in payment of interest, it will be considered taxable to the holder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 75,000,000 shares of common stock and 7,650,000 shares of Preferred Stock.  As of November 8, 2006, there were outstanding:

•                  47,446,136 shares of common stock;

•                  $750,000 of our 8% Debentures (convertible into 1,352,814 shares of common stock, assuming a conversion price of $.55, based upon a 12% discount to the closing price of $.63 on November 8, 2006 which is lower than the fixed conversion price of $5.00);

•                  $13,000,000 of our 6% Debentures (convertible into 25,793,651 shares of common stock, assuming a conversion price of $.50, based upon a 20% discount to the closing price of $.63 on November 8, 2006 which is lower than the fixed conversion price of $1.25);

•                  3,789,932 shares issuable upon exercise of options issued pursuant to our employee benefit plans;

•                  19,398,110 shares issuable upon exercise of outstanding common stock warrants (including the shares underlying the common stock warrants held by the Selling Shareholders).

On November 16, 2006, Cornell purchased an additional $3,000,000 6% Debenture which is convertible into 5,952,381 shares of common stock assuming a $0.50 conversion price as described above. At the present time there are no outstanding shares of any series of our preferred stock.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders.

Cumulative voting for the election of directors is specifically authorized by the Bylaws.  Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected.  The votes may be cast for one or more candidates.  Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

The Bylaws provide that so long as we are a “listed corporation” as defined by applicable California law, there will not be cumulative voting in connection with the election of directors.  Under §301.5(d) of the California Corporations Code, a “listed corporation” is defined to include a “corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange” and a “corporation with outstanding securities listed on the National Market System of the Nasdaq Stock Market (or any successor to that entity).”  At the present time however, we are not a “listed company” as defined in California law, and as a result cumulative voting will continue to apply in connection with the election of directors.

The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of Isonics, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time.  Each outstanding share of common stock is fully paid and nonassessable.

Pursuant to that certain Securities Purchase Agreement with Cornell, dated May 30, 2006 (completed May 31, 2006, the “Securities Agreement”), we are prohibited from entering into a change in control transaction (including without limitation: amendments to the company’s articles of incorporation or bylaws, a merger, acquisition, consolidation or other corporate reorganization, the purchase and sale or granting of a security interest in substantially all of the company’s assets and creating or conveying property to our subsidiaries in certain circumstances) with out the prior express written consent of Cornell, which consent shall not be unreasonably withheld.

Also, pursuant to the Securities Purchase Agreement, we are not permitted to terminate or materially change the positions of James E. Alexander, Boris Rubizhevsky and John Sakys without prior written consent from Cornell.

6% Debentures and Warrants Issued in the May and June 2006 Transaction

6% Debentures

The 6% Debentures are issued in the aggregate principal amount of $16,000,000 (including $3,000,000 purchased by Cornell on November 16, 2006).  The Debentures bear an interest rate of 6%.  Interest is payable at maturity, and we may elect to pay the interest amount in cash or shares of our common stock.  If we elect to pay interest in shares of our common stock, the shares will be valued at 88% of the average VWAP (volume weighted average price) of our common stock for the five trading days immediately preceding the maturity date.  The 6% Debentures will mature on May 30, 2009 unless previously paid.

We may prepay the principal amount of the 6% Debentures at any time upon not less than ten trading days notice provided the closing bid price of our stock is less than $2.50 per share.  In order to redeem the 6% Debentures in that circumstance, we will also have to pay a 20% prepayment premium.  If the price is greater than $2.50 per share for 20 consecutive trading days and there is an effective registration statement, we can force the 6% Debenture holder to convert the outstanding principal and interest into shares of our common stock without any prepayment premium.

The holder may convert the 6% Debentures into shares of our common stock at any time (and from time to time) at the lower of a conversion price of $1.25 per share or at a conversion price equal to 80% of the average of the two lowest daily VWAPs of the common stock during the five trading days immediately preceding the conversion date (“Market Conversion Price”).  There are some restrictions on the 6% Debenture holder’s right to convert:

In no case may the holder convert the 6% Debentures if it would result in beneficial ownership of more than 4.99% of our outstanding common stock (though this provision can be waived by the holder upon 65 days prior notice);

Until January 25, 2007, the holder may not convert the 6% Debentures at the Market Conversion Price in an amount more than $200,000 per seven calendar day period.  After January 25, 2007, the conversion limitation is $400,000 per seven calendar day period.

We agreed to seek shareholder approval of an increase in our authorized capitalization to at least 175,000,000 by October 31, 2006, but we were unable to meet this requirement (the “Shareholder Approval Requirement”).  Under the terms of both the 6% Debentures and the warrants, if we have insufficient authorized capitalization after December 31, 2006, we have an obligation to call and hold a special meeting of its stockholders within 60 days for the sole purpose of increasing our authorized capitalization.  We are planning to call a special meeting of shareholders in January or February 2007 to reconsider a proposal for an increase in our authorized capitalization and hope to obtain the required approval at that time.  If we are unable to obtain the required approval, Cornell will be limited in the number of shares it can acquire upon conversion of the 6% Debenture or exercise of the warrants.

As described in the 6% Debenture Agreement and the related Securities Purchase Agreement, the maximum number of shares that may be issued upon conversion of the principal amount is 64,000,000 shares.

Under certain circumstances, the 6% Debenture holders are entitled to have the conversion price adjusted to correspond to common stock holders’ rights to any stock dividend, stock split, stock combination or reclassification of shares.  The $1.25 conversion price (the “Fixed Conversion Price”) is also subject to a weighted average dilution adjustment if we issue shares of our capital stock at an effective price of less than $1.25 per share.  No adjustment will be made for the issuance of “Excluded Securities,” which includes:

(a)           any issuance of securities in connection with a strategic partnership or a joint venture (the primary purpose of which is not to raise equity capital),

(b)           any issuance of securities as consideration for a merger or consolidation or the acquisition of a business, product, license, or other assets of another person or entity,

(c)           options to purchase shares of our common stock, provided (I) such options are issued after the date of the 6% Debentures to our employees within 30 days of such employee’s starting his employment with us, and (II) the exercise price of such options is not less than the closing price of the common stock on the date of issuance of such option,

(d)           securities issued pursuant to an “Approved Stock Plan” (including any employee benefit plan which has been approved or is in the future approved by our board of directors, pursuant to which our securities may be issued to any employee, consultant, officer or director for services provided to us),

(e)           up to 1,000,000 shares without registration rights and not pursuant to Form S-8 that may be issued from time to time at a price no less than the volume weighted average price ending within three business days prior to the completion of the transaction (the primary purpose of which is not to raise equity capital), and

(f)            any issuance of securities to holders of our other outstanding securities provided such transactions are in accordance with the terms of such instrument (including any anti-dilution protection contained in such instrument) or are on terms determined by our board of directors to be no less favorable to Isonics than the existing terms.

Through May 30, 2007 (or until the 6% Debentures and related accrued interest have been repaid if sooner), the holder of the 6% Debentures has a right of first refusal to participate in 50% of any future financing to raise equity.  After May 30, 2007 (or until the 6% Debentures and related accrued interest have been repaid, if sooner), the holder’s right to participate is reduced to 25%.  We also agreed not to issue or sell any capital stock (other than Excluded Securities) below a defined market-based price, grant security interests (with certain exceptions), or file Form S-8 registration statements without the holder’s consent so long as the 6% Debentures are outstanding.

Without the holder’s consent, we agreed not to enter into any debt agreements.  However, we are authorized to grant security interests for capital lease financing, in cases where the security interest is in the nature of a purchase money security interest, and for funds used for acquisitions of a business that has positive earnings before interest, taxes, depreciation, and amortization expenses or to refinance of the purchase money security interest initially taken.

We also granted the 6% Debentures holders a security interest in all of our assets and our subsidiaries, including IVI, PPSC, and HSDC.  Under the security agreements with Isonics and our subsidiaries, we agreed not to terminate or materially change the positions of James E. Alexander, Boris Rubizhevsky, and John Sakys without Cornell’s prior written consent.  The security agreements state that the employment of James E. Alexander, Boris Rubizhevsky, and John Sakys in their current positions were material factors in Cornell’s willingness to institute and maintain a lending relationship with Isonics.  The security agreements also prohibit change of control transactions and other significant events without the secured party’s prior consent.

Events of default under the 6% Debentures include non-payment of amounts when due, a failure to timely deliver securities upon a conversion or in payment of interest, a bankruptcy, a failure to be listed on the Nasdaq Capital Market or the OTC Bulletin Board, a change of control transaction, a default in other indebtedness exceeding $500,000, and a failure to comply with other covenants, representations, and warranties of the agreement.

Remedies for an event of default, include the option to accelerate payment of the full principal amount of the Debentures, together with interest and other amounts due, to the date of acceleration.  The holder may request payment of such amounts in common stock or in cash.

Warrants Issued With 6% Debentures

In the transaction, we issued to Cornell three different warrants, each exercisable through May 30, 2009, as follows:

A warrant to purchase 2,000,000 shares exercisable at $1.25 per share, subject to a weighted average dilution adjustment for the issuance of shares (other than Excluded Securities) at a price less than $1.25 per share;

A warrant to purchase 3,000,000 shares exercisable at $1.75 per share, subject to a weighted average dilution adjustment for the issuance of shares (other than Excluded Securities) at a price less than $1.75 per share; and

A warrant to purchase 3,000,000 shares exercisable at $2.00 per share, subject to a ratchet price adjustment for the issuance of shares (other than Excluded Securities) at a price less than $2.00 per share.

In each case, the exercise of the warrants are subject to the Share Issuance Limitations discussed above.

The warrants are exercisable for cash only, unless after January 15, 2007, we do not have a registration statement effective that permits the resale of the underlying shares, at which time the holder may exercise the warrant via a cashless exercise

Share Issuance Limitations and Irrevocable Transfer Agent Instructions

The 6% Debentures and the warrants have certain limitations on our ability to issue shares to the holders.  Under the terms of the 6% Debentures and the warrants, we are prohibited from issuing shares of our common stock to the holders of the 6% Debentures (upon conversion, in payment of interest, or in redemption or payment of the Debentures) and the warrants (upon exercise) if the issuance would result in any holder owning more than 4.99% of our outstanding common stock (although the holders can waive this provision upon more than 65 days notice to us).

Until we meet the Shareholder Approval Requirement, we will have insufficient authorized capitalization to permit Cornell to convert a significant portion of its 6% Debentures and exercise its warrants (although the actual dollar amount of 6% Debentures that may be converted depend on the market price of our common stock).  Under the terms of both the 6% Debentures and the warrants, if we have insufficient authorized capitalization after December 31, 2006, we have an obligation to call and hold a special meeting of its stockholders within 60 days for the sole purpose of increasing our authorized capitalization.  We are planning to call a special meeting of shareholders in January or February 2007 to reconsider a proposal for an increase in our authorized capitalization and hope to obtain the required approval at that time.  If we are unable to obtain the required approval, Cornell will be limited in the number of shares it can acquire upon conversion of the 6% Debenture or exercise of the warrants.

At the completion of the transaction, we also granted Cornell’s counsel irrevocable transfer agent instructions pursuant to which he has the right to direct our transfer agent, Continental Stock Transfer & Trust Company, to issue shares pursuant to the 6% Debentures and warrants if we fail to do so in a timely manner.  The irrevocable transfer agent instructions are only effective, however, if we fail to make a delivery requirement after being requested to do so by Cornell pursuant to a proper notice of conversion of the 6% Debentures or notice of exercise of a Warrant.

Registration Rights Agreement

As a part of the transaction, we entered into the Registration Rights Agreement with Cornell.  As a result, we have an obligation to register the shares of common stock underlying the 6% Debentures and warrants.  We were obligated to file an initial registration statement by no later than August 7, 2006, and obtain effectiveness of the registration statement before September 27, 2006 (though we have received a waiver of this effectiveness provision as it applies to the initial registration statement).  Because we did not meet the Shareholder Approval Requirement at the October 30, 2006, shareholders’ meeting, we will be unable to meet the additional obligation to file a new registration for the additional shares by November 30, 2006 and to achieve effectiveness of that registration statement by January 15, 2007.

Since we will be unable to meet the November 30, 2006 filing obligation or the January 15, 2007 effectiveness obligation, we will be obligated to pay the holders liquidated damages equal to 1% of the liquidated value of the 6% Debentures outstanding ($160,000 assuming no conversions by Cornell) for each 30 day period after the applicable date as the case may be.  The liquidated damages will be pro rated for each day, and in no case will we be obligated to pay liquidated damages for more than a total of 365 calendar days.  We may elect to pay any liquidated damages in cash or shares of our common stock.  In connection with this additional filing obligation, we have been advised by the Securities and Exchange Commission that it may not grant effectiveness to the additional registration statement because of its interpretation of SEC Rule 415.  In that case, we will be obligated to pay liquidated damages to Cornell for the entire 365 day period unless Cornell waives the obligation.

The Registration Rights Agreement contains mutual indemnification provisions by which we agree to indemnify the Investors in certain circumstances, and the investors agree to indemnify us in other circumstances.

8% Debentures and Warrants Issued in the February 2005 Transaction

8% Debentures

The 8% Debentures were issued in the total principal amount of $22,770,000, but the current outstanding principal balance is $750,000.  The 8% Debentures bear interest at 8%, and principal and interest on the remaining 8% debentures are payable monthly.  We may not prepay the principal amount of the 8% Debentures without the consent of the  8% Debenture holders (“the 8% Holders”).  The 8% Holders may convert the 8% Debentures into shares of our common stock at any time (and from time to time) at a conversion price of $5.00 per share.

If certain “equity conditions” have been met (and subject to the “share issuance limitations” discussed below), we may, at our discretion, redeem the debentures in cash or shares of our common stock.  If we choose to redeem the 8% Debentures in shares of our common stock, we must do so at a price equal to the lesser of the conversion price (as it may be adjusted) and 88% of the average of the ten closing bid prices ending on the trading day immediately prior to the applicable monthly redemption date.

We also have the option, at our discretion, to make monthly interest payments in either cash or common stock provided the “equity conditions” are met and subject to the share issuance limitations discussed below.  If the “equity conditions” have been met and we choose to give the 8% Holders notice of our intention to pay interest in common stock, we will do so by pricing the common stock at the lesser of the conversion price (as adjusted) and 90% of the lesser of (i) the average of the 20 closing bid prices ending on the trading day immediately prior to the applicable interest payment date or (ii) the average of the 20 closing bid prices ending on the trading day immediately prior to the date the applicable interest payment shares are issued and delivered if after the interest payment date.

We are only able to redeem the 8% Debentures or pay interest by issuing shares of our common stock if the “equity conditions” are met and subject to the share issuance limitations discussed below.  As defined in the 8% Debentures, the term “equity conditions” means that:

(i)                                     we shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more notice(s) of conversions, if any,

(ii)                                  all liquidated damages and other amounts owing in respect of the 8% Debentures (if any) shall have been paid;

(iii)                               there is an effective registration statement pursuant to which the 8% Holder is permitted to utilize the prospectus to resell all of the shares issuable pursuant to the debentures and the warrants issued with the debentures (and we believe, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future),

(iv)                              our common stock is trading on our principal trading market and all of the shares issuable pursuant to the debentures and the warrants issued with the debentures are listed for trading on that market (and we believe, in good faith, that trading of our common stock on that trading market will continue uninterrupted for the foreseeable future),

(v)                                 there is a sufficient number of authorized but unissued and otherwise unreserved shares of common stock for the issuance of all of the shares issuable pursuant to the 8% Debentures and the warrants issued with the 8% Debentures,

(vi)                              there is then existing no event of default under the 8% Debentures, or event which, with the passage of time or the giving of notice, would constitute an event of default,

(vii)                           all of the shares issued or issuable pursuant to the transaction proposed would not violate the share issuance limitations described below, and

(viii)                        there is no pending or proposed fundamental transaction (defined to include things like a merger), change of control transaction (defined to include a change of ownership of 33%) or acquisition transaction that has not been publicly announced.

Under certain circumstances, the 8% Holders are entitled to have the number of shares issuable pursuant to the 8% Debentures adjusted to correspond to common stock holders’ rights to any stock dividend, stock split, stock combination or reclassification of shares.

We may be required to prepay the 8% Debentures in the event certain transactions or events of default occur.  The amount of such mandatory prepayment is calculated at 130% above the actual principal amount subject to repayment at that time.  In addition to the 30% premium in those cases, we will also have to pay accrued interest and all other amounts due.  One of the remaining 8% Holders has alleged that the financing we completed in May and June 2005 constituted a default under the terms of the 8% Debentures and attempt to accelerate the indebtedness and claim the 30% premium.  We believe that we have significant grounds to contest the existence of any default and we intend to strongly contest any allegation if made.  Based on the information available to us, we do not believe that the issuance of the 6% Debentures provides a basis for the acceleration of the remaining 8% Debentures.

We have the right to force the conversion of the 8% Debentures to common stock if our common stock has reached a price that exceeds $7.50 for 20 out of 30 consecutive trading days, a registration statement for the shares exists and the equity conditions exist (and subject to the share issuance limitations discussed below).

If we fail to deliver common stock certificates within the allotted time after a conversion of an 8% Debenture, we will be required to pay liquidated damages in the amount of 1% per trading day for the principal amount of the 8% Debenture being converted.  These damages apply for each trading day up through 5 trading days, after which time liquidated damages increase to 2% per trading day until the certificates are delivered.

The 8% Debentures provide that an event of default occurs, among numerous other instances, if:

(1) we default or have an event of default under any material term of the 8% Debenture or other documents entered into with the 8% Debenture;

(2) we are a party to a change of control transaction or we enter into a contract with respect to same;

(3) we merge into or consolidate with another person or entity and after the transaction, our stockholders immediately prior to the transaction own less than 33% of the aggregate voting power of Isonics or the successor entity immediately after such transaction;

(4) we sell or transfer assets to another person and our stockholders immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction; and

(5) replacement at one time or within a three year period of more than one-half of the members of our board of directors which is not approved by a majority of those individuals who are members of the board of directors on February 24, 2005, or we enter into a contract with respect to same;

(6) if the effectiveness of the registration statement lapses or the holders of the common stock issued pursuant to the debentures or warrants are not permitted to resell under the registration statement for a certain period of time.

Warrants Issued With the 8% Debentures

In the February 2005 transaction, we also issued warrants to purchase 1,593,900 shares of our common stock at a price of $6.25 per share, which are exercisable through February 24, 2008.  These warrants are exercisable only for cash.

The warrants include normal anti-dilution provisions.    In addition, the warrants require an automatic repricing of the warrant and increase to the number of warrants outstanding if we make certain sales of our common stock or common stock equivalents in a capital-raising transaction at a price below the warrant exercise price. As a result of the 6% Debenture Transaction, these warrants are now exercisable to purchase 7,969,500 shares of common stock at an exercise price of $1.25.  This “ratchet adjustment” provision does not apply in the case of exempt issuances (described below).  The holders of warrants to purchase 4,557,000 shares have agreed to a modification of the ratchet adjustment so that, if we issue shares of our common stock in a capital-raising transaction (or in a conversion of an equity security such as our 6% Debentures) at a price less than the then-current exercise price, the exercise price will be decreased to the per share price attributable to the issuance, but the number of shares that may be issued upon exercise will not be increased.  This is referred to as a “half-ratchet.”  Holders of warrants to purchase 3,412,500 shares have not consented to the half-ratchet modification and if we issue shares of our common stock at a price less than the exercise price, the price will be decreased to the issuance price, and the number of shares issuable will be increased to provide the same net proceeds to us (a “full-ratchet”).

If a conversion to common stock of the 6% Debentures was made utilizing the variable conversion rate of $.50 (based upon a 20% discount to the closing price of $.63 on November 8, 2006 which is lower than the fixed conversion price of $1.25), the number of 8% warrants outstanding with a half-ratchet would be 4,557,000 exercisable at $.54 and the number of 8% warrants outstanding with a full-ratchet would be 8,531,250 exercisable at $.50.

Share Issuance Limitations Applicable to the Holders of the 8% Debentures

The 8% Debentures and the warrants issued with the 8% Debentures have certain limitations on our ability to issue shares to the 8% Holders.  Under the terms of the 8% Debentures and the warrants, we are prohibited from issuing shares of our common stock to the 8% Holders (upon conversion, in payment of interest, or in redemption or payment of the 8% Debentures) and the warrants (upon exercise) if the issuance would result in any holder beneficially owning more than 4.99% of our outstanding common stock (although any 8% Holder can waive this provision upon more than 60 days’ notice to us).  (In October 2005 and in accordance with Nasdaq’s Marketplace rules, our shareholders approved the possible issuance by us of more than 19.99% of our outstanding shares to the holders of the 8% Debentures and the related Warrants.)

Share Issuance Limitations Applicable to Isonics

With the exception of “Exempt Issuances,” we gave the holders of the 8% Debentures a right of first refusal in all of our financings for a period of 12 months which ended July 26, 2006.  None of the 8% Holders elected to participate in the May 2006 financing, although each was given the opportunity to do so.

For the purposes of the 8% Debentures and the warrants, the term “Exempt Issuance” means the issuance of

(a) shares of our common stock or options to our employees, officers or directors pursuant to any stock or option plan duly adopted by a majority of the non-employee members of our Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose,

(b) shares of our common stock or options to our non-employee directors pursuant to our directors’ stock option plan,

(c) shares of our common stock or options or warrants to non-employee consultants as compensation for services rendered, in an aggregate amount not to exceed 1,000,000 shares or equivalents for any twelve-month period,

(d) securities upon (i) the exercise of or conversion of any securities issued hereunder, (ii) the exercise or conversion of any convertible securities, options or warrants issued and outstanding on February 24, 2005, or (iii) the application of any anti-dilution provisions contained in the 8% Debentures or the warrants issued with the 8% Debentures or that are outstanding on February 24, 2005, or that are issuable pursuant to our employee benefit plans, provided that the material terms of such issuances in clauses (i)-(iii) are determined on February 24, 2005, and are not amended after that date to increase the number of such securities or to decrease the exercise or conversion price of any such securities, and

(e) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in which we anticipate receiving benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Other Common Stock Warrants

The other common stock warrants held by the Selling Shareholders are exercisable to purchase shares of common stock as described above.  The common stock warrants are exercisable for cash only.  There are no conversion rights or exchange rights associated with the common stock warrants.  A holder of the common stock warrants does not have any rights of a shareholder in Isonics unless and until the holder exercises the common stock warrant to receive common stock.  The common stock warrants are subject to a standard dilution adjustment.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Co. Inc., 17 Battery Place, 8th Floor, New York, NY 10004.

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation require us to indemnify our officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in our best interests or not opposed to it.  We are also required to indemnify a person who is or was a director, officer, employee or agent of ours and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys’ fees, incurred by him or her in connection with the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXPERTS

The financial statements incorporated by reference in this Prospectus and Registration Statement for the years ended April 30, 2005 and 2006 have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

LEGAL MATTERS

Lord, Bissell & Brook, LLP, Los Angeles, California, has passed on the validity of the shares of common stock offered hereby under California law, but has not otherwise participated in the preparation of this Prospectus or the Registration Statement of which this Prospectus is a part.